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                                                                    EXHIBIT 23.1
                                                                    ------------

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Actuate Software Corporation for the registration of 688,967 shares of its common stock pertaining to the 1998 Equity Incentive Plan, and 150,000 shares of its common stock pertaining to the 1998 Employee Stock Purchase Plan, of our report dated April 17, 1998 (except for Note 10 as to which the date is July 7, 1998), with respect to the financial statements of Actuate Software Corporation included in its Registration Statement No. 333-55741 on Form S-1 filed with the Securities and Exchange Commission on July 20, 1998.




Palo Alto, California                                    /s/ Ernst & Young LLP
February 25, 1999                                        Ernst & Young LLP